AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 (this "Amendment") to that certain Employment Agreement, dated as of March 19, 2008 (the "Agreement"), by and between NexCen Brands, Inc. (the "Company") and Kenneth J. Hall (the "Executive"), is made on August 15, 2008 (the "Amendment Effective Date").

WHEREAS, the Company and the Executive desire to amend the Agreement in certain respects, to, among other things, reflect the Executive's new position as the Company's Chief Executive Officer; and

WHEREAS, the Company's Board of Directors has reviewed and approved this Amendment and the changes to the Agreement that it will effect.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

Section 1. Amendments. The Agreement shall be amended as follows:

A. Section 1.2 (a) ("Generally") shall be deleted in its entirety and replaced with the following new Section 1.2(a):

> (a) Generally. The Executive shall serve as the Chief Executive Officer of the Company and, in such capacity shall perform such duties as are set forth in the By-Laws of the Company and as are customarily performed by an officer with similar title and responsibilities of a public company of a similar size and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder; provided, however, that in exercising such power and authority and performing such duties, he shall at all times be subject to the authority, control and direction of the Board of Directors of the Company (the "Board").

B. Section 1.2(b) ("Duties and Responsibilities") shall be amended by deleting the phrase "Chief Executive Officer" in the first sentence thereof and replacing it with the word "Board".

C. Section 1.2(c) ("Principal Office") shall be amended by adding the following sentence at the end of that section:

> The parties acknowledge that such travel shall include periodic visits to the Company's offices in Norcross, Georgia at a frequency and for durations that are consistent with the Executive's previous travel to such offices while the Executive was servicing as the Company's Executive Vice President, Chief Financial Officer and Treasurer, but in any event not less than one (1) to two (2)

times per month, so long as such travel does not interfere with the Executive's performance of his obligations and responsibilities as the Company's Chief Executive Officer.

D. Section 1.3(a) ("Base Salary") shall be amended by deleting the first sentence thereof in its entirety and replacing it with the following new sentence:

The Executive's base salary (the "Base Salary") shall initially be $400,000 per annum through and including May 31, 2008 and, effective June 1, 2008, shall be increased to $500,000 per annum.

E. Section 1.3 (b) ("Annual Bonus") shall be deleted in its entirety and replaced with the following new Section 1.3(b):

(b) Annual Bonus. Executive will be eligible to receive a performance-based bonus, payable in cash, all of which shall be subject to the determination by the Compensation Committee or the Board to the extent required under the Company's management bonus plan or under applicable securities laws and the Nasdaq listed company requirements; provided that for each of calendar quarter during the Employment Period, commencing with the calendar quarter ending June 30, 2008, the Executive shall be entitled to a minimum bonus equal to 25% of the Executive's Base Salary in effect on the last day of the calendar quarter to which such minimum bonus relates (or, if applicable, on the date of any termination of the Executive's employment during such quarter) (each such payment, a "Quarterly Bonus"). Each Quarterly Bonus earned by Executive shall be paid in the final payroll period ending in the calendar quarter to which it relates (or, in the event of any termination of the Executive's employment during such quarter, then during the payroll period in which such termination occurs) and shall be prorated based upon the number of days that the Executive is employed during such quarter (in the event of any termination of the Executive's employment during such quarter); provided that any such Quarterly Bonus that is payable to the Executive prior to the execution and delivery of amendments to the Company's credit facility (and related notes, security agreements, note funding agreements and other related documents) with BTMU Capital Corporation as generally contemplated by the term sheet delivered by BTMU Capital Corporation to the Company on June 27, 2008 (the "Credit Transaction"), such Quarterly Bonus shall not be paid until the earlier of (i) March 1 of the calendar year following the year in which the Executive earned such Quarterly Bonus (e.g., March 1, 2009 for the Quarterly Bonus earned with respect to the calendar quarter ending on June 30, 2008) or (ii) the date of completion of such Credit Transaction. For purposes of this Agreement, the term "Annual Minimum Bonus" shall mean an amount equal to 100% of Executive's Base Salary at the rate in effect on the date in question.

F. Section 1.3(h) ("Stock Options") shall be amended by (i) deleting the phrase "(the "*Option Grant*")" in the first sentence thereof and replacing it with the phrase "(the

"*Initial Option Grant*")", and (ii) adding the following sentence at the end of such section:

> In addition to the Initial Option Grant, the Executive shall be granted options to purchase an additional 250,000 shares of the Company's common stock (the "*Second Option Grant*" and, collectively with the Initial Option Grant, the "*Option Grant*"), 50% of which shall vest and become exercisable upon the date of grant and the remaining 50% of which shall vest and become exercisable on February 1, 2009, contingent upon the Executive's continued employment by the Company as of that date. The Second Option Grant shall be granted to the Executive on the third trading day after the Company announces the appointment of the Executive as its Chief Executive Officer, or as soon thereafter as is legally permissible. Other than the terms of the Second Option Grant set forth above, the Second Option Grant shall have the same terms and conditions as the Initial Option Grant.

G. Section 1.4(b) ("Severance Upon Termination Without Cause, Upon Resignation by the Executive For Good Reason or Failure to Renew Term") shall be amended by deleting, in the beginning of clause (2) in the first sentence thereof, the phrase "an amount equal to the Executive's Base Salary (at the rate in effect on the date the Executive's employment is terminated) for the greater of the remainder of the initial three (3) year Term or eighteen (18) months" and replacing it with the following phrase:

> an amount equal to the greater of (X) the Executive's Base Salary (at the rate in effect on the date the Executive's employment is terminated) for the remainder of the initial three (3) year Term or (Y) two times the sum of (I) the Executive's Base Salary (at the rate in effect on the date the Executive's employment is terminated) and (II) the Executive's Annual Minimum Bonus" (provided, however, that the amount of the Severance Payment (as defined below) payable to the Executive solely pursuant to this clause (2) shall not exceed $1,400,000 in the event that the Executive's employment is terminated pursuant to this Section 1.4(b) on or before January 31, 2009).

H. Section 1.4(c) ("Severance upon a Change of Control") shall be amended by deleting, in the first sentence thereof, the phrase "(ii) the annual bonus paid to Executive in the year prior to such Change in Control, if any" and replacing it with the phrase "(ii) the Executive's Annual Minimum Bonus".

I. Section 1.4(e) ("Salary and Other Payments Through Termination") shall be amended by inserting, in the first sentence thereof, immediately following the phrase "his Base Salary through the Termination Date", the phrase "plus the portion of the Quarterly Bonus applicable to the calendar quarter during which such termination occurs (prorated through the Termination Date)".

J. Section 2.1 ("Definitions") shall be amended by amending the definition of the term "Good Reason" contained therein, by deleting, in clause (iii) thereof, the phrase "Executive Vice President, Chief Financial Officer or Treasurer" and replacing it with the phrase "Chief Executive Officer".

Section 2. Effect of Amendment. Except as set forth in Section 1 of this Amendment, the provisions of the Agreement shall not be amended or altered by this Amendment and shall continue in full force and effect.

Section 3. Miscellaneous. This Amendment shall be governed by the internal laws of the State of New York. This Amendment may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all counterparts taken together shall constitute one and the same instrument. This Amendment and the Agreement (as amended hereby) constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and any and all prior agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, except for the Agreement (as amended hereby), are superceded by this Amendment. Any provision of this Amendment which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rending unenforceable the remaining provisions hereof, and any invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the undersigned parties on the Amendment Effective Date.

COMPANY:

NEXCEN BRANDS, INC.

By: ______________________

Name: David Oros

Title: Chairman

EXECUTIVE:

____

Kenneth J. Hall

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